Exhibit 4.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NIMIN CAPITAL CORP.
NIMIN MERGER CO.
AND
LEGACY ENERGY, INC.

DATED AS OF JULY 17, 2009

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TABLE OF CONTENTS, CONT.

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TABLE OF CONTENTS, CONT.

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EXHIBITS

Description	Exhibit

Certain Defined Terms	A

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COMPANY DISCLOSURE LETTER

Description	Section

Certificate of Incorporation and Bylaws of Company	6.1
Consents	6.2(b)
Noncontravention	6.2(c)
Capitalization	6.3
Agreements with Employees	6.9
Compliance with Environmental Laws	6.10
Litigation; Orders	6.13
Real Property	.6.14
Title to Properties	6.17
Director and Officer Indemnification	9.12

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into and effective as of the 17th day of July, 2009, by and between (i) NIMIN CAPITAL CORP., a capital pool company incorporated pursuant to the laws of the Province of Alberta (“Parent”), (ii) Nimin Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”), and (iii) LEGACY ENERGY, INC., a Delaware corporation (“Company”).
RECITALS:
     A. The respective Boards of Directors of Parent, Newco and Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire Company through the Merger (as defined in Section 2.1) and, in furtherance thereof, have approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement.
     B. The parties intend that the Merger shall qualify as a reorganization under the provisions of section 368(a) of the Code for United States Federal income tax purposes.
     C. Prior to the Effective Time (as defined in Section 2.2) of the Merger, Parent will take all actions necessary to promptly convene a meeting of the shareholders of Parent and to disseminate the requisite Parent Proxyholder Material (as defined in Section 9.3) to approve, among other things, the consolidation of the Parent Shares on the basis of three (3) existing Parent Shares for one (1) new consolidated Parent Share (the “Consolidation”). Each Parent Share after the Consolidation is referred to in this Agreement as a “Parent Consolidated Share”.
     D. Subject to the terms and conditions of this Agreement, each Company Stockholder who is resident in Canada shall be provided with the option to enter into a “Share Exchange Agreement” (as defined in Section 3) directly with Parent, pursuant to which such Company Stockholder may exchange all (but not less than all) of its Common Stock for Parent Consolidated Shares immediately prior to the Effective Time. Company Stockholders who elect to enter into the Share Exchange Agreement will receive one (1) Parent Consolidated Share for each one (1) Common Stock held.
     E. Parent is a capital pool company as defined by Policy 2.4 of the TSX Venture Exchange and is required to complete a “Qualifying Transaction” pursuant to such policy.
     F. Parent has determined that the Merger will constitute Parent’s Qualifying Transaction under Policy 2.4 of the TSX Venture Exchange.
     G. Parent will issue to the existing Company Warrant Holders and existing Company Option Holders replacement warrants and options related to Parent’s shares of Common Stock on the terms set forth in this Agreement and the respective agreements.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

     1. Definition of Certain Terms. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in Exhibit A attached hereto, and, when used herein, shall have the meanings set forth in Exhibit A.
     2. The Merger.
          2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the applicable provisions of the DGCL, be merged with and into Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL. Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL and shall continue to exist as the same legal entity as existed before the Merger. Company is sometimes referred to herein as the “Surviving Corporation”, which shall exist from and after the Effective Time.
          2.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1 hereof, the closing of the Merger (the “Closing”) will take place no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Section 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time is mutually agreed upon in writing by Parent and Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the time of such filing shall be referred to herein as the “Effective Time”).
          2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco shall become the debts, liabilities and duties of the Surviving Corporation. Upon completion of the Contemplated Transactions, the Surviving Corporation shall be a wholly owned Subsidiary of Parent.
          2.4 Certificate of Incorporation and Bylaws.
               (a) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation and shall provide that the name of the Surviving Corporation is “Legacy Energy, Inc.”.
               (b) The Bylaws of the Company shall be the Bylaws of the Surviving Corporation.
          2.5 Directors and Officers.
               (a) Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL, the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.
               (b) Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.
     3. Parent Share Exchange. Each Company Stockholder who is resident in Canada shall have the right, but not the obligation, to enter into a Share Exchange Agreement with Parent, upon terms mutually acceptable to the Company and Parent (“Share Exchange Agreement”), which shall be executed by such Company Stockholder and returned to the Company, along with any required stock powers requested by the Company, no later than the date of the meeting of the Company Stockholders described in Section 9.1 provided, however, that no Share Exchange Agreement shall be effective until immediately prior to the Effective Time. Pursuant to the Share Exchange Agreement, such Company Stockholder may exchange all (but not less than all) of its Common Stock for Parent Consolidated Shares immediately prior to the Effective Time in accordance with the terms of such Share Exchange Agreement (each, a “Parent Share Exchange”). The closing of any Parent Share Exchange shall occur immediately prior to the Effective Time. For greater certainty and without limitation, the Common Stock exchanged pursuant to a Parent Share Exchange shall not be exchanged in the Merger pursuant to Section 4.1(a) hereof.
     4. Merger Consideration; Impact on Company Capital Stock and Company Options; Dissenting Shares; Exchange Procedures.
          4.1 Merger Consideration; Common Stock.
               (a) Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, Company or any Company Stockholder, each one (1) share of Common Stock outstanding immediately prior to the Effective Time, other than (i) any shares of Common Stock held by Parent, (ii) any shares of Common Stock exchanged pursuant to a Parent Share Exchange, and (iii) any “Dissenting Shares” (as defined in Section 4.4(a)), will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Common Stock in the manner provided in Section 4.5(c), one (1) Parent Consolidated Share (the “Per Share Consideration”). No fractional shares shall be issued as Per Share Consideration and fractions shall be rounded down to the nearest whole number.
               (b) In the event any holder of Company Capital Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal and such holder’s shares are automatically converted into the right to receive the Per Share Consideration (as provided in Section 4.4(b)) after the Effective Time, then the Surviving Corporation shall issue shares of Common Stock (of the

Surviving Corporation) to Parent equal to the number of shares of Company Capital Stock subject to such failed appraisal demand(s).
               (c) Parent will add to the stated capital account of the Parent Consolidated Shares issued to the former Company Stockholders, pursuant to the Merger, an amount equal to the fair market value of the Common Stock acquired by Parent pursuant to clause (e), below.
               (d) All shares of common stock of Newco held by Parent shall convert into one (1) share of a newly designated series of preferred stock of the Surviving Corporation with a fixed redemption amount equal to the aggregate original issue price of the share of common stock of Newco held by Parent prior to the Merger.
               (e) Surviving Corporation shall issue to Parent the amount of Common Stock equal to the number of Common Stock converted into the right to receive Common Stock pursuant to the Merger.
          4.2 Company Options and Warrants.
               (a) By virtue of the Merger and without any action on the part of Parent, Newco, Company or the holders of Company Options, each Company Option outstanding immediately prior to the Effective Time will, at the Effective Time, be cancelled and extinguished and be converted automatically into the right to receive one (1) Parent Replacement Option granting the holder thereof the right to purchase a number of Parent Consolidated Shares equal to (i) the number of shares of Common Stock subject to the cancelled Company Option and (ii) the option price shall be re-priced to the Offering Price per such option. The Parent Replacement Options will be granted under, and subject to the terms of, an option plan of Parent, which shall be approved by the shareholders of Parent and by the TSX Venture Exchange and/or the Toronto Stock Exchange, as applicable.
               (b) By virtue of the Merger and without any action on the part of Parent, Newco, Company or holders of Company Warrants, each Warrant outstanding immediately prior to the Effective Time will, at the Effective Time, be cancelled and extinguished and be converted automatically into the right to receive a Parent Replacement Warrant granting the holder thereof the right to purchase a number of Parent Consolidated Shares equal to (i) the number of shares of Common Stock subject to the cancelled Warrant and (ii) the Warrant price will be appropriately adjusted so that the Warrant will be treated to result in no change to the holder and there is no increase or decrease in the economic benefit to the holder thereof, except that the Parent Replacement Warrants will be priced in Canadian dollars.
               (c) Upon the Closing, no holder of any Company Option or Company Warrant shall have any rights thereafter with respect thereto except as expressly provided in Section 4.2(a) and (b) respectively. Prior to the Effective Time, Company shall provide notice to each holder of an outstanding Company Option or Company Warrant describing the treatment of such Company Option or Company Warrant in accordance with Section 4.2(a) and (b) respectively.

          4.3 Treatment of Parent-Owned and Company-Owned Stock. Each share of Common Stock held by Parent at the Effective Time shall continue to be held by Parent from and after the Effective Time and shall not be cancelled or converted by virtue of the Merger or otherwise as a result of the Contemplated Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Company or any direct or indirect wholly-owned Subsidiary thereof, immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.
          4.4 Dissenting Holders of Company Capital Stock.
               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Consideration, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.
               (b) Notwithstanding the provisions of Section 4.4(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the Per Share Consideration, without interest thereon, upon surrender of the certificate(s) representing such shares of Company Capital Stock in accordance with the terms of Section 4.5(c).
               (c) Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not, except with the prior consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.
          4.5 Surrender of Certificates.
               (a) Exchange Agent. Computershare Trust Company of Canada, at its office in Vancouver, British Columbia (or another entity reasonably acceptable to Parent and Company) shall serve as exchange agent (the “Exchange Agent”) in the Merger.
               (b) Parent to Provide Consideration. On or prior to the Closing Date, Parent shall deliver to the Exchange Agent for exchange in accordance with this Section 4, the Parent Consolidated Shares to be issued to the Company Stockholders (other than Company Stockholders entering into Parent Share Agreements) in respect of the Per Share Consideration.

               (c) Exchange Procedures. On or prior to the Closing Date, Parent shall cause to be mailed (or delivered in person at the Closing as directed by Company) to each Company Stockholder (i) a letter of transmittal, which shall be in such form and contain such provisions as Parent and Company shall mutually agree in writing and which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (the “Company Share Certificates”) whose shares are converted into the right to receive the Per Share Consideration pursuant to this Section 4, shall pass, only upon delivery thereof to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Per Share Consideration to which such Company Stockholder is entitled pursuant to this Section 4. Upon surrender of a Company Share Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, and the Exchange Agent shall deliver either (i) at the Closing (if the letter of transmittal and Company Share Certificates are presented by Company Stockholder before or at the Closing) or (ii) within five (5) days of receipt of the letter of transmittal and Company Share Certificates (if not delivered to the Exchange Agent before or at the Closing), the Per Share Consideration to be received by such Company Stockholder pursuant to this Section 4, and the Company Share Certificate so surrendered shall forthwith be cancelled. For greater certainty and without limitation, the Exchange Agent shall not be responsible for shares of Common Stock exchanged pursuant to a Parent Share Exchange.
               (d) Transfers of Ownership. If the Per Share Consideration is to be paid to any Person other than the Person(s) in whose name(s) the Company Share Certificates is (are) registered, it will be a condition of such payment that the Company Share Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of such Per Share Consideration other than to the registered holder thereof,
               (e) Lost, Stolen or Destroyed Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay the Per Share Consideration in respect of such lost, stolen or destroyed Company Share Certificate only upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions as determined by the Company.
               (f) No Further Ownership Rights in Company Capital Stock. The Consideration payable to the holders of Common Stock, Company Options and Warrants in accordance with the terms hereof, including without limitation, by reason of a Parent Share Exchange, shall be deemed to be in full satisfaction of all rights pertaining to such Common Stock, Company Options and Warrants outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Company of shares of Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Share Certificates are presented to Parent for any reason, they shall be cancelled and paid for as provided in this Section 4.

     5. Actions at the Closing. At the Closing and provided that all Parent Share Exchanges shall have been completed:
               (a) Company shall deliver to Parent and Newco the various certificates, instruments and documents referred to in Section 12.1;
               (b) Parent and Newco shall deliver to Company the various certificates, instruments and documents referred to in Section 12.2;
               (c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and
               (d) Parent shall deposit with the Exchange Agent the Parent Consolidated Shares necessary to satisfy its obligations under Section 4.
               (e) Company will deliver documentation reflecting the cancellation of Company Options and Warrants and Parent will deliver Replacement Warrants and Options under Section 4.
     6. Representations and Warranties of Company. Company hereby represents and warrants to Parent and Newco, as of the date of this Agreement and as of the Closing Date, as follows:
          6.1 Corporate Status. Company is a corporation, duly incorporated and validly existing under the Laws of the State of Delaware, and is in good standing with the Delaware Secretary of State. Company has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where such business is now being conducted. True and complete copies of the Certificate of Incorporation and Bylaws of Company, as amended to the date hereof, are set forth on Section 6.1 of the Company Disclosure Letter.
          6.2 Authority; Consents; Noncontravention.
               (a) Authority of Company. This Agreement has been duly executed and delivered by Company and constitutes, and the Ancillary Documents will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms. Company has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations under this Agreement and the Ancillary Documents.
               (b) Consents. Subject to the filing of the Certificate of Merger as required by the DGCL, except as set forth on Section 6.2(b) of the Company Disclosure Letter, no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Authority is required for the performance of the terms of this Agreement by Company.
               (c) Noncontravention. Except as set forth on Section 6.2(c) of the Company Disclosure Letter, neither the execution and the delivery of this Agreement and the

Ancillary Documents, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof or thereof, will (a) violate any Charter Document or Legal Requirement of the Company or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any Contract, or result in the imposition of or creation of any Encumbrance (except Permitted Encumbrances) upon or with respect to any of the assets or properties owned or used by the Company.
          6.3 Capitalization.
               (a) The authorized Company Capital Stock consists of:
          (1) 100,000,000 shares of Common Stock with a par value of $0.01 per share, of which 37,301,656 shares were issued and outstanding as of the date of this Agreement; and
          (2) 1,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement.
               (b) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 6.3 of the Company Disclosure Letter, are not subject to preemptive rights created by Law, any Charter Document, or any written Contract to which Company is a party or by which it is bound. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by Company in compliance with all applicable securities Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.
               (c) Company does not have any outstanding stock options or other equity-based awards under any “Benefit Plan” (as defined in Section 6.8) or any other written Contract, other than the Company Option Plan and Warrants. Company has reserved 9,000,000 shares of Common Stock for issuance to employees and directors of, and consultants to, Company upon the issuance of stock or the exercise of Company Options granted under the Company Option Plan, of which 4,376,930 shares of Common Stock are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Company Option Plan. Company has reserved 2,198,399 shares of Common Stock for issuance to Warrant holders, of which 2,198,399 shares of Common Stock are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Warrants by the Warrant holders.
               (d) Except as provided in the Company Options, Warrants and this Agreement, there are no other agreements, subscriptions, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of Company Capital Stock or other securities of the Company.
          6.4 Capital Records and Minute Book. Prior to the execution of this Agreement, Company made available to Parent the minute book and stock records of the Company for its examination. Such book and records are true and complete in all material respects, contain accurate and complete records of the meetings of the stockholders, the board of directors and the members of the Company, and the issuance and transfer of capital stock and membership units thereof.
          6.5 Financial Statements. Prior to the execution of this Agreement, Company made available to Parent the Company’s audited financial statements for the years ended December 31, 2008 and 2007 and for the three (3) month period ended March 31, 2009, collectively the “Financial Statements”). The Financial Statements were prepared in accordance with U.S. GAAP, present fairly in all material respects the consolidated financial position of Company as of the respective dates of the Financial Statements, and the consolidated results of operations, changes in stockholder’s or member’s equity and cash flows of Company for such periods, and are consistent with the Books and Records of Company. No financial statement of any Person other than Company is required by U.S. GAAP to be included in the Financial Statements of Company.
          6.6 No Subsidiaries. Company has no Subsidiaries.
          6.7 Contracts. Prior to the execution of this Agreement, Company made available to Parent a complete and accurate list of the types and forms of material Contracts and other agreements to which Company is a party. With respect to each such material Contract, to the Knowledge of Company, there are no disputes or defaults as to such Contract that would have a Material Adverse Effect.
          6.8 Employee Benefits. For purposes of this Section, the term “Benefit Plans” shall mean all material pension, retirement, profit-sharing, stock bonus, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, and all other material employee programs, payroll practices, arrangements, or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental and other health plans, all material life insurance plans, and all other material employee benefit plans or fringe benefit plans, including, without limitation, any “employee pension benefit plan”, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, that are adopted by, maintained by, or sponsored in whole or in part by, for the benefit of employees, service providers, consultants, retirees, dependents, spouses, directors or other beneficiaries and under which employees, service providers, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate, as well as any such plan or arrangement sponsored or maintained by any other entity that together with Company would be treated as a single employer under Section 414 of the Code (“ERISA Affiliates”) for which Company would have any material liability. Prior to the execution of this Agreement, the Company has made available to Parent a list of each material Benefit Plan and copies thereof.
          6.9 Employees.
               (a) List of Employees. Company has provided to Parent a true and complete list of all officers and employees of the Company on the date hereof.

               (b) Agreements With Employees. Except as described in Section 6.9 of the Company Disclosure Letter, Company is not a party to or bound by any:
          (1) employee collective bargaining agreement, employment agreement (other than employment agreements terminable without premium or penalty on notice of 30 days or less under which the only monetary obligation of Company is to make normal wage or salary payments and provide normal employee benefits), consulting or deferred compensation agreement or covenant not to compete (restricting the activities of Company); or
          (2) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage, and other welfare benefits for retired employees or directors of Company, or their dependents.
          6.10 Environmental Matters.
               (a) Compliance with Environmental Laws. To the Knowledge of Company, except as set forth on Section 6.10 of the Company Disclosure Letter, Company has not received any Order, written notice, or other written communication from any Governmental Authority of any actual or alleged violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties or assets (whether real, personal, or mixed) in which Company has had an interest, or with respect to any property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received, except where the failure to be in compliance would not constitute a Material Adverse Effect.
               (b) No Hazardous Materials. Except as set forth on Section 6.10 of the Company Disclosure Letter, to the Knowledge of Company, there are no Hazardous Materials present on or in the environment at any properties or assets of Company, except those used in the Ordinary Course of Business in material compliance with applicable Environmental Laws.
               (c) No Release. Except as set forth on Section 6.10 of the Company Disclosure Letter, to the Knowledge of Company, there has been no Release, other than a Release that would not have any Material Adverse Effect, of any Hazardous Materials at or from the properties and assets (whether real, personal, or mixed) in which Company has or had an interest, by Company or its representatives and/or agents.
               (d) Delivery of Reports, etc. Company has made available to Parent true and complete copies of all reports, studies, analyses, tests or monitoring possessed or initiated by Company pertaining to Hazardous Materials in, or under, the Facilities, or concerning compliance by Company with Environmental Laws or Occupational Safety and Health Laws.
          6.11 Insurance. Prior to the execution of this Agreement, Company made available to Parent each insurance policy (including policies providing property, casualty,

liability, and workers’ compensation coverage and bond and surety arrangements) to which Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy, to the Knowledge of Company: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; and (3) Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under the policy.
          6.12 Intellectual Property. To the Knowledge of the Company, Company owns or has the right to use sufficient Intellectual Property necessary for the operation of their businesses as they are currently conducted.
          6.13 Litigation; Orders.
               (a) Proceedings. Except as set forth in Section 6.13 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Company, Threatened, against Company or its property or assets, and Company is not subject to, or in default under, any court order, writ, injunction or decree in which an adverse result would have a Material Adverse Effect or as to which a failure to comply would have, or result in, a Material Adverse Effect.
               (b) Orders. Except as set forth in Section 6.13 of the Company Disclosure Letter, (i) there is no material Order to which Company, or any of the assets owned or used by it, is subject; and (ii) to the Knowledge of Company, no officer, director, agent, or employee of Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Company.
          6.14 Real Property.
               (a) Owned Real Property. Prior to the execution of this Agreement, Company made available to Parent documentation relating to all real property that Company owns. With respect to each such parcel of owned real property, to the Knowledge of Company, save and except as set forth on Section 6.14 of the Company Disclosure Letter:
          (1) the Company has good and marketable title to the parcel of real property;
          (2) there are no pending or Threatened condemnation Proceedings relating to the property or other matters materially and adversely affecting the current use or occupancy thereof;
          (3) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and
          (4) there are no parties in possession of the parcel of real property, other than tenants under any leases already provided and disclosed to Parent.

               (b) Leased Real Property. Prior to the execution of this Agreement, Company made available to Parent documentation relating to all real property leased or subleased by Company. With respect to each lease and sublease, to the Knowledge of Company, save and except as set forth on Section 6.14 of the Company Disclosure Letter:
          (1) there are no disputes or defaults as to the lease or sublease that would have a Material Adverse Effect; and
          (2) all facilities leased or subleased thereunder have been operated and maintained by Company in accordance with all Legal Requirements in all material respects.
          6.15 Reserve Reports. Company has delivered to Parent copies of all reserve reports that are material to Company’s businesses and in their possession. Company makes no representation or warranty regarding the accuracy of such reports, the assumptions upon which they are based, or as to whether any such results or projections contained therein can or will be achieved or otherwise. They are tendered “as is” for use by Parent at its own risk.
          6.16 Tax Returns.
               (a) Tax Returns. Company has prepared, signed and filed all Tax Returns required to be filed prior to the date hereof. Company has provided to Parent true and complete copies of all Tax Returns relating to income Taxes filed by Company since 2005. Company has timely paid all Taxes shown as such Tax Returns as due and payable. There are no Proceedings, investigations or claims now pending, nor, to the Knowledge of Company, proposed, against Company, nor are there any matters under discussion with the IRS, or other Governmental Authority, relating to any Taxes or assessments, or any claims or deficiencies with respect thereto.
               (b) Certain Tax Provisions. Company is not a “foreign person” within the meaning of section 1445 of the Code.
               (c) Withholdings. Company has withheld proper and accurate amounts from its employees in compliance with the Tax withholding provisions of the Code and other applicable Legal Requirements, and has filed proper and accurate Federal, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income Tax withholding, withholding Taxes, social security Taxes and unemployment Taxes. All payments due on account of employee Tax withholdings, including income Tax withholdings, social security Taxes or unemployment Taxes, in respect to years and periods (and portions thereof) ended on or prior to the date hereof were paid prior to such date on or before their due date.
               (d) Waivers of Statute of Limitations. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
          6.17 Title to Properties. To the Knowledge of Company, save and except as set forth on Section 6.17 of the Company Disclosure Letter, Company has good and marketable title to all of its properties and assets, tangible and intangible, owned or used by it in its business (excluding leased properties or assets), including all owned vehicles, equipment, furniture and fixtures.
     EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, COMPANY IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OF ANY NATURE WHATSOEVER WITH RESPECT TO COMPANY, INCLUDING ANY ASSETS OR LIABILITIES OR HISTORICAL OR PROSPECTIVE FINANCIAL RESULTS OF COMPANY, OR OTHERWISE (ALL OF WHICH ARE HEREBY NEGATED). THE UNDERLYING ASSETS AND BUSINESS OF COMPANY ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT. COMPANY DOES NOT WARRANT THE FUTURE OPERATIONS, PROJECTIONS OF ANY NATURE, FINANCIAL REQUIREMENTS OR PERFORMANCE OF THE BUSINESS OF COMPANY.
     7. Representations and Warranties of Parent and Newco. Parent and Newco, jointly and severally, hereby represent and warrant to Company, as of the date of this Agreement and as of the Closing Date, as follows:
          7.1 Due Organization. Parent is a corporation, duly incorporated and validly existing under the Laws of the Province of Alberta, and is in good standing under the Laws of the Province of Alberta. Newco is a corporation, duly incorporated and validly existing under the Laws of the State of Delaware, and is in good standing with the Delaware Secretary of State. Each of Parent and Newco has full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business is now being conducted. True and complete copies of the Certificate of Incorporation and Bylaws of Parent, as amended to the date hereof, are available for review under Parent’s profile on SEDAR at www.sedar.com.
          7.2 Authorization; Validity. This Agreement has been duly executed and delivered by Parent and Newco and constitutes, and the Ancillary Documents will constitute, the legal, valid and binding obligations of Parent and Newco, enforceable against Parent and Newco in accordance with their terms. Each of Parent and Newco has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its respective obligations under this Agreement and the Ancillary Documents,
          7.3 Consents and No Conflicts. Subject to the filing of the Certificate of Merger as required by the DGCL, neither Parent nor Newco is under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, state, municipal or local government or Governmental Authority are required to be obtained by Parent or Newco: (i) in connection with the execution, delivery and performance by Parent and Newco of this Agreement or any of the Ancillary Documents, (ii) to avoid the loss of any permit, license, certification or other authorization, or (iii) in order that the authority of Parent and Newco to carry on their respective businesses in the Ordinary Course of Business remains in good standing and in full force and effect as of and following the closing of the Merger and the other Contemplated Transactions.
          7.4 Capitalization.
               (a) As of the date hereof, the authorized capital of Parent consists of an unlimited number of Parent Shares without par value and an unlimited number of preferred shares without par value. As of the date hereof, the issued capital of Parent consists of 3,200,000 Parent Shares without par value, all of which have been duly issued and are outstanding as fully paid and non- assessable shares. No preferred shares have been issued as of the date hereof. No dividend on the Parent Shares has been declared or paid since the incorporation of Parent.
               (b) Parent has no reserved securities or other securities outstanding other than (i) 150,000 stock options to purchase Parent Shares issued pursuant to Parent’s 2007 incentive stock option plan, and (ii) 100,000 warrants to purchase Parent Shares issued to an agent in connection with Parent’s previous initial public offering of Parent Shares. At the Effective Time, there will not be any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating Parent to sell or issue any additional shares or securities of any class of Parent or any securities convertible into any shares of any class of Parent, other than those referred to above and other than those related to the Contemplated Transactions.
               (c) To the Knowledge of Parent, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Parent Shares or the Newco Common Stock.
               (d) To the Knowledge of Parent, there is no shareholder of Parent that, individually or collectively with any family member or any other Person, beneficially owns or has the right to vote (through a formal or informal voting agreement) more than fifty percent (50%) of any class or series of the capital of Parent (including without limitation, the Parent Shares).
               (e) The authorized capital stock of Newco consists of 100 shares of common stock of Newco, par value USD$0.01 per share (“Newco Common Stock”) and two (2) shares of preferred stock of Newco. As of the date hereof, one (1) share of Newco Common Stock is issued and outstanding, which is held by Parent, and such share is duly authorized, validly issued, freely paid and non-assessable, and was issued free of preemptive (or similar) rights.
               (f) The Parent Consolidated Shares to be issued in exchange for the Common Stock in connection with the Contemplated Transactions will be, as of (i) the closing of any Parent Share Exchange and (ii) the Effective Time, as applicable, duly authorized and validly issued in compliance with all applicable Canadian corporate and securities laws as freely paid, non-assessable shares in the share capital of Parent.
          7.5 Parent and Newco Board. The respective boards of directors of Parent and Newco have approved the execution of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions,

          7.6 Stockholder Approval. Parent, as the sole stockholder of Newco, has approved this Agreement, the Merger and the transactions contemplated hereby by written consent in lieu of a special meeting of stockholders, and except as provided in Section 9.3, no other shareholder vote, approval or consent of any holder of capital stock (or other equity securities) of Parent or Newco is required or necessary to consummate the Merger or the other Contemplated Transactions.
          7.7 Financial Statements. Prior to the execution of this Agreement, Parent made available to Company the Parent’s (a) audited financial statements (including the notes thereto), and (b) unaudited financial statements for the interim periods (including the notes thereto), all as filed under Parent’s profile on SEDAR at www.sedar.com (collectively, the “Parent Financial Statements”). To the Knowledge of Parent, the Parent Financial Statements have been prepared in accordance with Canadian GAAP, are true, correct and complete in all material respects and present fairly the financial condition of Parent as of the respective dates thereof and there has been no Material Adverse Effect with respect to the financial condition of Parent since the date of the Parent Financial Statements, other than the incurrence of liabilities strictly associated with the Contemplated Transactions.
          7.8 No Subsidiaries. Parent has no Subsidiaries other than Newco.
          7.9 No Employees or Business; Etc. Neither Parent nor Newco has any employees, material assets or any Liabilities or is a party to any Contract, except (i) those Contracts available for review under Parent’s profile on SEDAR at www.sedar.com, (ii) those Contracts that are terminable by Parent without premium or penalty upon notice of ninety (90) days or less, and (iii) certain stock option agreements governing the incentive stock options described in Section 7.4(b). Since their respective dates of incorporation, neither Parent nor Newco has suffered a Material Adverse Effect, except for the incurrance of liabilities directly associated with the contemplated transactions. Neither Parent nor Newco maintains any policies of insurance. Since its incorporation, Parent has filed a tax return for all years required by Canadian laws. Newco, being recently incorporated, has not yet filed any tax returns .
          7.10 Litigation. There is no Proceeding pending or, to the Knowledge of Parent, Threatened, against Parent or Newco or their respective properties or assets, and neither Parent nor Newco is subject to, or in default under, any award, decision, injunction, judgment, writ, decree, Order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or arbitration panel.
          7.11 Acquisition of Common Stock for Investment. Parent is acquiring the Common Stock (both through the Merger and any Parent Share Exchange, as applicable) for its own account as an investment and not with a view toward distributing or selling the Common Stock (other than to one or more of Parent’s Affiliates). Parent hereby acknowledges that the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified for sale under any state Legal Requirement, and cannot be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration thereunder or an exemption therefrom.

          7.12 Inspections; No Other Representations. Parent is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of companies such as Company as contemplated hereunder. Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and all Ancillary Agreements. Parent acknowledges that Company has given Parent complete and open access to the key employees, documents and facilities of Company. Prior to the Closing, Parent will undertake such further investigation and request such additional documents and information as it deems necessary. Parent agrees to accept the Common Stock and Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Company, except as expressly set forth in this Agreement.
          7.13 Condition and Sufficiency of Assets. Prior to the execution of this Agreement, Parent has reviewed the Company’s assets. Parent and Newco understand that Company makes no representations or warranties other than those representations and warranties expressly set forth in Section 7 of this Agreement; it being understood and agreed that the assets related to the business of the Company is being conveyed on an AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS basis. Parent has been provided a full opportunity to conduct its own investigation and inspection of such assets and is relying solely upon such investigation and inspection as to the condition and suitability of such assets.
          7.14 Accuracy of Company’s Representations and Warranties. Parent and Newco are not aware of any facts or circumstances that would make any of Company’s representations and warranties in Section 6 of this Agreement to be false or misleading, and provided the Company makes a representation and warranty that Company is not aware of any facts or circumstances that would make any of Parent’s and Newco’s representations in Section 7 of this Agreement to be false or misleading, except as disclosed to Company in writing.
          7.15 No Cease Trade Orders or Bankruptcy Proceedings. Although presently halted from trading, Parent is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the Knowledge of Parent, no investigation or other Proceedings involving Parent which may operate to prevent or restrict trading of any Parent Shares or Parent Consolidated Shares are currently in progress or pending before any applicable stock exchange or securities regulatory authority. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the Knowledge of Parent, threatened against Parent or Newco before any court, regulatory or administrative agency or tribunal.
          7.16 Accuracy of Public Documents. Parent has filed with the securities regulatory authorities and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other material documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to in this Agreement as the “Parent Documents”). The Parent Documents, at the time filed or, if amended, as of the date of such amendment: (a) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over Parent, except where such non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect. Parent has not filed any confidential material change or other report or other document with any securities regulatory authorities or other self-regulatory authority which at the date hereof remains confidential,
     EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, PARENT AND NEWCO ARE NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OF ANY NATURE WHATSOEVER WITH RESPECT TO EITHER NEWCO OR PARENT, INCLUDING ANY ASSETS OR LIABILITIES OR HISTORICAL OR PROSPECTIVE FINANCIAL RESULTS OF PARENT OR NEWCO, OR OTHERWISE (ALL OF WHICH ARE HEREBY NEGATED). PARENT AND NEWCO DO NOT WARRANT THE FUTURE OPERATIONS, PROJECTIONS OF ANY NATURE, FINANCIAL REQUIREMENTS OR PERFORMANCE OF THE BUSINESS OF PARENT.
     8. Survival. None of the representations or warranties in this Agreement (including, without limitation, those set forth in Sections 6 and 7 of this Agreement) or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time. This Section 8 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     9. Covenants.
          9.1 Company Stockholder Matters. Company shall take, consistent with applicable Law and Company’s Charter Documents, all actions necessary to promptly seek the Requisite Stockholder Approval, whether by a meeting of the Company Stockholders (to be held at least 10 days after providing notice to Company Stockholders of the meeting and their appraisal rights under Delaware law) or by obtaining written consents from the Company Stockholders, of the Merger, this Agreement and all other Ancillary Documents for which the Company Stockholders’ approval is required under Company’s Charter Documents or applicable Law. Consistent with applicable Law and subject to their fiduciary duties, the Board of Directors of Company shall recommend to the Company Stockholders to approve the Merger, this Agreement and all other Ancillary Documents, and Company shall take all lawful action to solicit such approval.
               In addition, Company shall take all actions necessary to secure the approval by Company Option Holders and Company Warrant Holders to exchange their warrants and options as provided in Section 4.

          9.2 ERISA Matters. Company shall, as applicable, use its Reasonable Best Efforts to obtain a waiver agreement, from each Person who Company reasonably believes is, with respect to Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who might otherwise have, receive or have the right or entitlement to receive any payments, accelerated option vesting, accelerated vesting of any other benefits, and/or any other payment or benefits which Company and/or any ERISA Affiliate is obligated to make under any Benefit Plan, pursuant to which each such Person shall agree to waive any and all right or entitlement to such accelerated vesting, payments, benefits, options and stock, or other benefits.
          9.3 Parent Shareholder Matters. Parent shall take, consistent with applicable Law and Parent’s Charter Documents and requisite securities laws, all actions necessary to promptly convene a meeting of the shareholders of Parent (and to disseminate the requisite Parent proxyholder material (the “Parent Proxyholder Material”) to approve (i) a name change of Parent, (ii) the Consolidation, (iii) an increase in the number of directors and the election of additional directors, (iv) a new stock option plan, and (v) such other actions as it deems appropriate. All of the foregoing actions (“Parent Shareholder Matters”) shall be approved and consummated, as the case may be, prior to the Effective Time. Consistent with applicable Law and subject to their fiduciary duties, the Board of Directors of Parent shall recommend to the shareholders of Parent to approve the Parent Shareholder Matters. Parent shall permit Company and its counsel to review and comment upon drafts of the Parent Proxyholder Material. Parent shall not make any amendments to the Parent Proxyholder Material without Company’s prior consent, which shall not to be unreasonably withheld or delayed. Company shall review and comment on the Parent Proxyholder Material in a timely manner without delay.
          9.4 Access and Information of Parent and Newco. From the date hereof, Company shall be entitled to make or cause to be made such reasonable investigation of Parent and Newco, their properties and assets, the Books and Records, and the financial and legal condition thereof, as Company deem reasonably necessary or advisable during normal business hours and upon advance notice, and Parent and Newco shall cooperate with any such investigation. Company agrees to use Reasonable Best Efforts to conduct any such inquiries with sensitivity to Parent and Newco’s interests in preserving relationships with employees, consultants, licensees, licensors, customers, members, suppliers and other third parties for which Parent or Newco has a business relationship.
          9.5 Access and Information of Company. From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of Company, its properties and assets, the Books and Records, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and Company shall cooperate with any such investigation. Parent and Newco agree to use Reasonable Best Efforts to conduct any such inquiries with sensitivity to Company’s interests in preserving relationships with employees, consultants, licensees, licensors, customers, members, suppliers and other third parties for which Company has a business relationship.
          9.6 Reasonable Efforts.

               (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its Reasonable Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The parties shall use their Reasonable Best Efforts to obtain all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are required to be obtained or given. Each party shall bear its own costs incurred in connection with obtaining such consents unless otherwise provided by Law.
               (b) If any Legal Proceeding is commenced that questions the validity or legality of the Merger or any of the Contemplated Transactions or seeks damages in connection therewith, the parties agree, subject to reasonable business judgment, to cooperate and use Reasonable Best Efforts to defend against such Legal Proceeding and, if an injunction or other Order is issued in any such Legal Proceeding, to use Reasonable Best Efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Contemplated Transactions. Nothing herein shall require Parent or Company to litigate with any Governmental Authority.
          9.7 Further Assurances. Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and assurances as may be required to complete the Contemplated Transactions. The Company shall, and shall use its Reasonable Best Efforts to, assure that any necessary third party shall, execute such documents and do such acts and things as Parent may reasonably require for the purpose of giving to Parent and Newco the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the Contemplated Transactions.
          9.8 Actions of the Parties.
               (a) No Actions Constituting a Breach. From the date hereof through the Closing Date (or the earlier termination of this Agreement pursuant to Section 11), neither Company, Parent nor Newco will take or knowingly permit to be done anything in the conduct of the business of Company or Parent, as the case may be, or otherwise, which would be in breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.
               (b) Notification of Breaches. From the date hereof through the Closing Date (or the earlier termination of this Agreement pursuant to Section 11), Company, Parent and Newco will promptly notify each other in writing if any of them become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties as of the date of this Agreement, or if any of them become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Company, Parent and Newco will promptly notify each other of the occurrence of any breach of any covenant of such party in this Section 9 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.
          9.9 Compliance With Conditions. Each party hereto agrees to cooperate fully with each other party, and shall use its Reasonable Best Efforts to cause the conditions precedent for which such party is responsible to be fulfilled, Each party hereto further agrees to use its Reasonable Best Efforts, and act in good faith, to consummate this Agreement and the Contemplated Transactions as promptly as possible.
          9.10 Public Announcements. The timing and content of the initial announcement of this Agreement or the Merger to the financial community, Governmental Authorities, employees or the general public shall be mutually agreed upon in advance by Company and Parent. Thereafter, Parent and Company shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all announcements regarding any aspect of this Agreement or the Merger to the financial community, Governmental Authorities, employees or the general public; provided that no public announcements in relation to any matter shall be issued by Parent without reasonable notice to, and the prior consent of Company (such consent not to be unreasonably withheld), provided that the provisions of this section will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable Law or the rules and policies of TSX Venture Exchange and any public announcement so issued shall conform in all respects with applicable securities Laws.
          9.11 Newco. Parent will take all actions necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments and will not have any assets (other than a de minimus amount of cash paid to Newco for the issuance of its stock to Parent) or Liabilities.
          9.12 Director and Officer Indemnification. After the Effective Time, Parent shall, to the fullest extent permitted by Law, and shall cause the Surviving Corporation to, honor all of Company’s obligations to indemnify the current or former directors or officers of Company, and any person who becomes an officer or director of Company, for acts or omissions by such directors and officers occurring prior to the Effective Time, whether pursuant to Company’s Certificate of Incorporation, Bylaws, and such obligations shall survive the Merger. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification and exculpation of such directors and officers than are presently set forth in Company’s Certificate of Incorporation and Bylaws. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 9.12. The obligations of Parent and the Surviving Corporation under this Section 9.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 9.12 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 9.12 applies shall be third party beneficiaries under this Section).
          9.13 Stock Exchange Listing. Parent will use its Reasonable Best Efforts to cause the Parent Consolidated Shares to be listed and posted for trading on the Toronto Stock Exchange or the TSX Venture Exchange as of the Effective Time.
     10. Conditions to Closing.
          10.1 Mutual Conditions. It is a condition to any party’s obligation to complete the Merger that:
               (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
               (b) No law, injunction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect;
               (c) Company shall have obtained the Requisite Stockholder Approval for the Merger, and Parent shall have received requisite approval of the Parent Shareholder Matters. Company shall have obtained the approval for its Option and Warrant Holders to exchange their Company Options and Warrants for Parent Options and Warrants
               (d) Parent shall have deposited all of the Parent Consolidated Shares to be issued in connection with the Merger with the Exchange Agent. Parent shall issue replacement warrants and options to Company Option and Warrant Holders.
               (e) Company shall have received an opinion from Company’s U.S. Counsel, in form and substance reasonably satisfactory to the parties, that (i) the Merger should qualify as a reorganization under section 368(a) of the Code for U.S. Federal income tax purposes, (ii) following the consummation of the Contemplated Transactions, Parent should be treated as a domestic corporation for U.S. Federal income tax purposes by virtue of section 7874 of the Code, and (c) Company should not be considered a United States real property holding corporation for purposes of section 897 of the Code. The opinion is intended solely and exclusively for the use and reliance of the Company and cannot be relied upon by any third party for any purpose whatsoever.
               (f) The Parent Consolidated Shares issuable to the Company Stockholders in connection with the Contemplated Transactions, including but not limited to, the Parent Consolidated Shares issued to the Company Stockholders in the Merger and the Parent Share Exchanges, and the Parent Consolidated Shares issuable upon exercise of the Parent

Replacement Options and the Parent Replacement Warrants, shall have been conditionally approved for listing on the Toronto Stock Exchange or the TSX Venture Exchange, subject to Parent fulfilling the usual and ordinary listing requirements.
               (g) Dissenting Shares, if any, shall not constitute more than 5% of the issued and outstanding Company Capital Stock immediately prior to the Effective Time.
               (h) Parent shall have completed an Offering on terms acceptable to the Company.
               (i) The Offering shall be completed with gross proceeds of at least Cdn $10,000,000 being available to Parent.
               (j) The current directors and officers of Parent shall resign and new officers and directors selected by the Company shall have been appointed.
          10.2 Conditions to Obligations of Parent and Newco. The obligation of Parent and Newco to complete the Merger and take the other actions required to be taken by Parent or Newco at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which Parent may waive in whole or in part at or prior to the Closing:
               (a) The representations and warranties of Company contained in this Agreement must have been true and correct in all material respects as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date; provided, however, that notwithstanding anything to the contrary contained in this Section 10.2 or elsewhere in this Agreement, no condition involving the accuracy of representations and warranties made by Company as of the date of this Agreement or the Closing Date or any other date or period, shall be deemed not fulfilled, and Parent and Newco shall not be entitled to fail to consummate the Contemplated Transactions or to terminate this Agreement on such basis, if the respects in which such representations and warranties are inaccurate, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
               (b) All of the covenants, agreements and conditions of Company to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement must have been duly performed and complied with in all material respects.
               (c) Parent shall have received an opinion from U.S. counsel to the Company, in form and substance reasonably satisfactory to Parent, that the Parent Consolidated Shares issued to the Company Stockholders in the Merger , the Parent Share Exchanges,and Replacement Options and Warrants shall be exempt from registration under the Securities Act and applicable rules and regulations promulgated thereunder.

          10.3 Conditions to Obligations of Company. The obligation of Company to complete the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Company in whole or in part at or prior to the Closing:
               (a) The representations and warranties of Parent and Newco contained in this Agreement must have been true and correct in all material respects as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date; provided, however, that notwithstanding anything to the contrary contained in this Section 10.3 or elsewhere in this Agreement, no condition involving the accuracy of representations and warranties made by Parent or Newco as of the date of this Agreement or the Closing Date or any other date or period, shall be deemed not fulfilled, and Company shall not be entitled to fail to consummate the Contemplated Transactions or to terminate this Agreement on such basis, if the respects in which such representations and warranties are inaccurate, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
               (b) All of the covenants, agreements and conditions of Parent and Newco to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement, including without limitation, those set forth in Section 9.4, must have been duly performed and complied with in all material respects.
               (c) Parent shall be a reporting issuer in good standing in accordance with the laws of the Province of Ontario, British Columbia and Alberta.
               (d) The offer price for one Parent Consolidated Unit (including the Warrant) shall be acceptable to Company.
     11. Termination.
          11.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the Requisite Stockholder Approval:
               (a) by mutual written consent of Company and Parent;
               (b) by either Company or Parent, if the Merger shall not have been consummated on or before October 31, 2009, unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;
               (c) by either Parent or Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;
               (d) by Parent, if neither Parent or Newco is then in material, breach of any term of this Agreement, by giving written notice to Company in the event Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 10.2 not to be satisfied and (ii) if curable, is not cured within 10 days following delivery by Parent to Company of written notice of such breach;
               (e) by Company, if Company is not then in material breach of any term of this Agreement, by giving written notice to Parent in the event Parent or Newco is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 10.3 not to be satisfied and (ii) if curable, is not cured within 10 days following delivery by Company to Parent of written notice of such breach; by either Company or Parent, in the event Company does not obtain the Requisite Stockholder Approval; or by either Company or Parent, in the event Parent does not obtain the requisite approval of the Parent Shareholder Matters;
          11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies (except in the event Company is required to make a payment to Parent pursuant to Section 11.3 below, in which case Section 11.3 shall be the sole and exclusive remedy of Parent and Newco under this Agreement). If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 9.10 and Section 13.1 will survive; and upon such termination, there shall be no liability by reason of this Agreement, or the termination thereof on the part of Parent, Newco or Company or the respective directors, officers, employees, agents or stockholders of any of them, unless such termination results from a party’s willful or knowing misrepresentation or intentional or knowing breach of any covenant or representation or warranty contained herein. In such event, the terminating party shall have all remedies available to it at law or in equity.
     12. Deliveries and Actions To Be Taken At The Closing.
          12.1 Deliveries by Company. Upon the closing conditions being met, Company covenants to deliver (duly executed where appropriate) to Parent at the Closing:
               (a) Company Resolutions. Certified copies of resolutions of the Board of Directors of Company approving the Contemplated Transactions in a form acceptable to Parent;

               (b) Approval of Stockholders. Certified minutes from the meeting of the Company Stockholders approving the Merger;
               (c) Certificate. A Certificate from Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 10.2;
               (d) Certificate of Merger. The Certificate of Merger to be filed with the Secretary of State of the State of Delaware; and
               (e) Other Documents. Such other documents as may be reasonably necessary to effect the Closing of the Contemplated Transactions as such Closing is contemplated.
          12.2 Deliveries by Parent and Newco. Upon the closing conditions being met, Parent and Newco covenant to deliver (duly executed where appropriate) to Company at the Closing:
               (a) Resolutions. Certified copies of resolutions of the Board of Directors of Parent and Newco approving the Contemplated Transactions in a form acceptable to Company;
               (b) Approval of Shareholders. Certified minutes from the meeting of the shareholders of Parent approving the Parent Shareholder Matters;
               (c) Consideration. The Consideration and any other obligations required to satisfy the obligations of Parent and Newco hereunder, by means of delivery of (i) the Parent Consolidated Shares to the Exchange Agent, (ii) the Parent Replacement Options to the optionees pursuant to instructions provided at or prior to the Closing, and (iii) the Parent Replacement Warrants to the Warrant holders pursuant to instructions provided at or prior to the Closing;
               (d) Certificate. A Certificate from Parent and Newco, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 10.3(a), (b) and (c); and
               (e) Other Documents. Such other documents as may be reasonably necessary to effect the closing of the Contemplated Transactions as such closing is contemplated.
          12.3 Actions and Deliveries Simultaneous. Notwithstanding the order of the deliveries by the parties set forth above, all actions and deliveries shall occur simultaneously and none shall be deemed to have been completed until each of the actions and deliveries set forth in this Section 12 has been completed or has been waived by the party entitled to make such waiver.
     13. Miscellaneous Provisions.
          13.1 Confidentiality of Agreement. Each party agrees that it will treat in confidence all documents, materials and other information which such party shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the Contemplated Transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent, to its counsel, accountants, financial advisors or lenders, and in the case of Company, to its Affiliates, counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the Contemplated Transactions; provided, that after the Closing, Parent may use or disclose any confidential information included in Company’s assets, properties or rights, or otherwise reasonably related to Company or Company’s assets, properties or rights. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or its representatives or agents, (b) is or becomes available to the public other than as a result of disclosure by such party or its representatives or agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
          13.2 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
          13.3 Entire Agreement. As used herein, the term “Agreement” shall mean this Agreement and Plan of Merger (including all Exhibits hereto) and the Company Disclosure Letter, including those which will be executed and delivered by one or more of the parties hereto at or prior to the Closing Date, the Ancillary Documents delivered in connection herewith. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement, and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth in this Agreement. Any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party. It is the explicit intent and understanding of each party that no party nor any party to an Ancillary Document nor any Affiliates or agents or representatives of any of the foregoing are making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding itself or themselves or the Acquired Companies and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or any party to an

Ancillary Document or the Affiliates or agents or representatives of any of the foregoing, except for the representations and warranties expressly set forth in this Agreement.
          13.4 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties hereto, in each case as may be authorized by the Board of Directors or designated officers of each of Parent, Newco and Company except that, after the Requisite Stockholder Approval, no such amendment or modification may be made if, as a result of such amendment or modification, the Per Share Consideration or the treatment of the Company Options would be materially altered.
          13.5 Exhibits and Company Disclosure Letter. All Exhibits to this Agreement and the Company Disclosure Letter hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference, in their entirety and made a part, hereof, as if set out in full at the point where they first are mentioned. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in all sections of the Company Disclosure Letter as though fully set forth therein, Certain information set forth in the Company Disclosure Letter is included for informational purposes and the fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by or under this Agreement. Such information and any dollar amounts set forth therein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
          13.6 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.
          13.7 Limitation on Certain Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES OR LOST PROFITS FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT.
          13.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such Laws, without giving effect to any conflicts of Law rule or principle that might require the application of the Laws of another jurisdiction. Each of the parties consents and voluntarily submits to personal jurisdiction in the state or Federal courts of the State of California in any Proceeding arising out of or relating to this Agreement or any Ancillary Document. The Parties irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection to the laying of venue or the convenience of the forum of any action with respect to this Agreement or any Ancillary Document in the state or Federal courts of the State of California.
          13.9 Headings. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.
          13.10 Invalidity of Provisions; Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any Proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed herein. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          13.11 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit, nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors and permitted assigns.
          13.12 Notices.
               (a) Giving of Notices, All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, “Notices”) shall be deemed to have been given if in writing and (1) personally delivered against a written receipt, or (2) sent by confirmed telephonic facsimile, or (3) delivered to a reputable express messenger service (such as Fed Ex, DHL Courier and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the other):

If to Company:	Clancy Cottman Legacy Energy, Inc. 1135 Eugenia Place, Suite C Carpinteria, California 93013 U.S.A. Telephone: (805) 566-2900 Facsimile: (805) 566-2917

With a copy (which shall not constitute notice) to:	Melinda Park Borden Ladner Gervais LLP 1000 Canterra Tower 400-3rd Avenue SW

Calgary, Alberta T2P 4H2 Canada Telephone: (403) 232-9795 Facsimile: (403) 232-1395

Jack A. Bjerke, Esq. Baker & Hostetler LLP Capitol Square, Suite 2100 65 East State Street Columbus, Ohio 43215 U.S.A. Telephone: (614) 462-4760 Facsimile: (614) 462-4789

If to Parent or Newco:	Nimin Capital Corp. 550 Burrard Street Suite 1028, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada Telephone: (604) 689-1428 Facsimile: (604) 681-4692

With a copy (which shall not constitute notice) to:	Peter Soby Heenan Blaikie LLP 12th Floor, Fifth Avenue Place 425 — 1st Street SW Calgary, Alberta T2P 3L8 Canada Telephone: (403) 261-3460 Facsimile: (866) 210-7883
               (b) Time Notices Deemed Given. All Notices shall be effective upon being properly personally delivered, or upon confirmation of a telephonic facsimile, or upon the delivery to a reputable express messenger service. The period in which a response to any such notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the date of confirmation of a telephonic facsimile or one (1) Business Day following the proper delivery of the Notice to a reputable express messenger service, as the case maybe.
          13.13 Successors and Assigns.
               (a) Assignment. The rights and obligations of any party under this Agreement shall not be assignable directly or indirectly by such party, in whole or in part, without the prior written consent of the other parties hereto.
               (b) Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.

          13.14 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.
          13.15 “As Is Sale”. EXCEPT FOR THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PARENT AND NEWCO UNDERSTAND AND AGREE THAT THE COMMON STOCK IS BEING SOLD AND ACQUIRED, AND ALL OF THE ASSETS OF THE COMPANY IS LIKEWISE BEING SOLD AND ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS,” AND THAT PARENT AND NEWCO ARE RELYING ON THEIR OWN EXAMINATION OF COMPANY AND SUCH ASSETS. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, PARENT AND NEWCO FURTHER AGREE THAT NO INFORMATION OR MATERIAL WHATSOEVER PROVIDED BY OR COMMUNICATION MADE BY COMPANY OR ANY REPRESENTATIVE OF COMPANY WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY.
          13.16 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
          13.17 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same Agreement.
[Remainder of Page Intentionally Left Blank; Signatures Follow)

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

NIMIN CAPITAL CORP.
By:	(signed) “Narinder Nagra”
	Name:	Narinder Nagra
	Title:	Director
(“Parent”)

NIMIN MERGER CO.
By:	(signed) “Clancy Cottman III”
	Name:	Clancy Cottman, III
	Title:	President
(“Newco”)

LEGACY ENERGY, INC.
By:	(signed) “Clancy Cottman III”
	Name:	Clancy Cottman, III
	Title:	President
(“Company”)

EXHIBIT A
CERTAIN DEFINED TERMS
     The following terms shall have the following meanings when used in this Agreement:
     “Affiliate” means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member or trustee of such Person or (iii) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract or otherwise.
     “Ancillary Documents” shall mean all agreements and other documents contemplated by this Agreement to be executed and delivered by any of the parties in connection with the Contemplated Transactions.
     “Books and Records” means all business records, financial documents, minutes and other corporate records, engineering order files, warranty files, supplier lists, customer lists, and production and quality control records of Parent, Newco or Company.
     “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which national banks in the State of California or Calgary, Alberta are permitted or required by Law to be closed.
     “Canadian GAAP” means generally accepted accounting principles as in effect in Canada on the date of this Agreement.
     “Charter Documents” means, with respect to any Person, its certificate of incorporation, certificates of designation (if any), by-laws, and other charter documents as amended and in effect.
     “Code” means the US. Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock, USD$0.01 par value per share, of Company.
     “Company Capital Stock” shall mean all shares of Common Stock and shares of Preferred Stock.
     “Company Disclosure Letter” shall mean the disclosure letter of the Company dated as of even date and accepted by Parent.
     “Company Options” shall mean all issued and outstanding options, whether or not vested and whether or not issued under the Company Option Plan, to purchase or otherwise acquire shares of Common Stock.

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     “Company Option Plan” shall collectively refer to Company’s Amended and Restated 2007 Stock Option Plan, as adopted on May 30, 2008, and any other plan, program, agreement or arrangement providing for the issuance or grant of any stock option in respect of the Capital Stock.
     “Company Stockholder” shall mean each holder of shares of Company Capital Stock as shown on the Books and Records of Company.
     “Consideration” means, collectively, the Parent Consolidated Shares, the Parent Replacement Options, and the Parent Replacement Warrants.
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Merger and the execution and delivery of the Ancillary Documents.
     “Contract” means any loan, credit agreement, note, bond, mortgage, indenture, lease, contract, agreement, arrangement, understanding, commitment, plan, insurance policy, instrument, or license, whether or not in writing.
     “DGCL” shall mean Delaware General Corporation Law, as amended.
     “Encumbrance” means any deed of trust, lien, mortgage, security interest, pledge or other encumbrance.
     “Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
          (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or
          (d) any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or Occupational Safety and Health Law
     The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and

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Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     “Environmental Law” means any Legal Requirement that requires or relates to:
          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a material impact on the environment;
          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;
          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;
          (e) protecting resources, species, or ecological amenities;
          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;
          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or
          (i) the Surface Mining Control and Reclamation Act of 1977, as amended, the Mine Safety and Health Act, as amended, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and all similar state laws and regulations.
     “Facilities” means any real property, leaseholds, or other interests currently owned or operated by Company and any buildings, plants or structures currently owned or operated by Company.
     “Governmental Authority” means any Federal, state, local, foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.
     “Governmental Authorization” means any permit, approval, license or other

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permission issued by any Governmental Authority to any of the Acquired Companies.
     “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Information Statement” means the document delivered to the Company Stockholders in connection with the solicitation of the Requisite Stockholder Approval setting forth information regarding Company, Parent, the Parent Consolidated Shares, the Offering, the terms of the Merger and this Agreement and the recommendation of the Board of Directors in favor of the Merger, as applicable.
     “Intellectual Property” shall mean and include all of the following:
     (1) the name Legacy Energy, Inc. and all fictional business names and trading names and trademarks;
     (2) all patents, patent applications, and inventions and discoveries that may be patentable; and
     (3) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints.
     “IRS” means the Internal Revenue Service, the U.S. tax collection agency which administers the Code.
     “Knowledge” or “known” means the actual knowledge, without investigation or inquiry, of (i) in the case of Company, the Chief Executive Officer and Chief Financial Officer of the Company, or (ii) in the case of Parent, the President, Chief Executive Officer, Chief Financial Officer and Secretary of Parent.
     “Law” means any law, order, judgment, rule, code, statute, regulation, decree, writ, injunction, ruling, or ordinance of any Governmental Authority.
     “Legal Proceeding” means any notice, suit, charge, claim, action, complaint, grievances, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether or not at Law or in equity, and whether or not before any arbitrator or Governmental Authority.
     “Legal Requirement” means any Federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, treaty or determination of any Governmental Authority.
     “Material Adverse Effect” means any change, event, circumstance, development or effect that, either alone or in combination with any other change, event, circumstance,

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development or effect, is, or is reasonably likely to be, material and adverse to (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Company (or Parent if applicable) taken as a whole or (b) the ability of Parent to operate the business of Company immediately after the Closing; provided, that none of the following shall be taken into account in determining whether there has been or would be a Material Adverse Effect: (i) changes or conditions affecting the industry generally in which Company or Parent, as applicable, operates, (ii) changes in economic, regulatory or political conditions generally, (iii) the announcement or pendency of the Contemplated Transactions (including, without limitation, any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, partner, customer, member or similar relationships or any loss of employees), (iv) any failure by Company or Parent, as applicable, to meet internal projections or forecasts or revenue, billings, earnings, member or customer predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof, (v) attrition with respect to employees of Company, (vi) the payment of any amounts due, or the provision of any other benefits, to any officers or employees of Company under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date hereof, (vii) compliance with the terms of, or the taking of any action required by, this Agreement or any effect on Company resulting from actions not taken by Company due to a prior written consent to take such action not being provided by Parent following a written request from Company to Parent to take such action, (viii) shareholder class action litigation, or similar claims or actions, arising from allegations of breach of fiduciary duty relating to Company entering into this Agreement or the transactions contemplated herein, or (ix) matters disclosed in the Company Disclosure Letter. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.
     “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards,
     “Offering” means an offering of Parent’s common stock and warrant pursuant to a prospectus for minimum gross proceeds of Cdn $10 million.
     “Offering Price” means the price of the issuance of a Unit, which consists of one share of common stock and one warrant in the Parent’s Offering.
     “Order” means any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or arbitration panel.
     “Ordinary Course of Business” means the ordinary course of business of the Person described consistent with its past custom and practice (including with respect to frequency and amount) prior to the date hereof.
     “Parent Replacement Options” means options to purchase Parent Consolidated Shares.

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     “Parent Replacement Warrants” means warrants to purchase Parent Consolidated Shares.
     “Parent Shares” means the common shares (no par value) of Parent as they exist prior to the Consolidation.
     “Permitted Encumbrances” means shall mean (a) the lien for current ad valorem taxes not yet due and payable, (b) Encumbrances that will be discharged or satisfied prior to the Closing, (c) any Encumbrance that is expressly assumed or consented to by Parent herein or in the Ancillary Documents, (d) Encumbrances set forth in the Contracts or the Governmental Authorizations, (e) Encumbrances of record as of the date of this Agreement and minor defects or irregularities in title incurred in the Ordinary Course of Business, none of which minor defects or irregularities adversely affects in any material respect the use of any of the assets of the Company, (f) Encumbrances existing as a result of zoning restrictions, or (g) purchase money security interests arising in the Ordinary Course of Business.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.
     “Preferred Stock” means the 1,000 preferred stock of Company with a par value of $0.01 per share.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal or administrative, whether in law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or arbitration panel.
     “Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved at a reasonable cost and as expeditiously as possible, provided, that an obligation to use Reasonable Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person from this Agreement and the Contemplated Transactions.
     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.
     “Requisite Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby by the Company’s Stockholders as provided by the DGCL and the Charter Documents of Company.
     “Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Company or Parent, as applicable (or another Subsidiary), holds stock or other ownership interests representing (a) more than 50% of the

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voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Tax” or “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America, Canada, or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any Disclosure Letter or attachment thereto, including any amendment thereof.
     “Threatened” a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.
     “U.S. GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.
     “Warrants” means the warrants granted by the Company to holders to acquire 1,094,879 shares of Common Stock of Company pursuant to the terms of certain warrant agreements between the Warrant holders and the Company.

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